                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             TRIMARK HOLDINGS, INC.

                               AND ITS SUBSIDIARY

                            TRIMARK INTERACTIVE, INC.

                                       AND

                               GRAPHIX ZONE, INC.


                                FEBRUARY 26, 1997

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

     1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     2.   Basic Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . 3
               (a)  Purchase and Sale of the Acquired Assets.  . . . . . . . . 3
               (b)  Assumption of Liabilities. . . . . . . . . . . . . . . . . 3
               (c)  Purchase Price.  . . . . . . . . . . . . . . . . . . . . . 3
               (d)  Royalty. . . . . . . . . . . . . . . . . . . . . . . . . . 3
               (e)  The Closing. . . . . . . . . . . . . . . . . . . . . . . . 3
               (f)  Deliveries at the Closing. . . . . . . . . . . . . . . . . 4
               (g)  Allocation.  . . . . . . . . . . . . . . . . . . . . . . . 4

     3.   Representations and Warranties of the Seller.  . . . . . . . . . . . 4
               (a)  Organization of the Seller.  . . . . . . . . . . . . . . . 4
               (b)  Authorization of Transaction.  . . . . . . . . . . . . . . 4
               (c)  Noncontravention.  . . . . . . . . . . . . . . . . . . . . 4
               (d)  Financial Statements.  . . . . . . . . . . . . . . . . . . 5
               (e)  Events Subsequent to the Balance Sheet Date. . . . . . . . 5
               (f)  Title to the Acquired Assets.  . . . . . . . . . . . . . . 5
               (g)  Assumed Contracts. . . . . . . . . . . . . . . . . . . . . 5
               (h)  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . 5
               (i)  Trade Names, Trademarks, Mask Work Rights, Service Marks
                    and Copyrights.  . . . . . . . . . . . . . . . . . . . . . 6
               (j)  Patents and Patent Rights. . . . . . . . . . . . . . . . . 6
               (k)  Identification of Employees and Compensation.  . . . . . . 6
               (l)  Compliance with Laws.  . . . . . . . . . . . . . . . . . . 6
               (m)  Consents.  . . . . . . . . . . . . . . . . . . . . . . . . 6
               (n)  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . 6
               (o)  Litigation.  . . . . . . . . . . . . . . . . . . . . . . . 7
               (p)  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
               (q)  Related Parties. . . . . . . . . . . . . . . . . . . . . . 7
               (r)  Underlying Documents.  . . . . . . . . . . . . . . . . . . 8
               (s)  Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . 8
               (t)  Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . 8
               (u)  Investment Experience. . . . . . . . . . . . . . . . . . . 8
               (v)  Investment Intent. . . . . . . . . . . . . . . . . . . . . 8
               (w)  Rule 144.  . . . . . . . . . . . . . . . . . . . . . . . . 8
               (x)  Access to Data.  . . . . . . . . . . . . . . . . . . . . . 8
               (y)  Tax Liability. . . . . . . . . . . . . . . . . . . . . . . 9

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE
                                                                            ----

     4.   Representations and Warranties of the Buyer. . . . . . . . . . . . . 9
               (a)  Organization of the Buyer. . . . . . . . . . . . . . . . . 9
               (b)  Authorization of Transaction.  . . . . . . . . . . . . . . 9
               (c)  Noncontravention.  . . . . . . . . . . . . . . . . . . . . 9
               (d)  Concerning the Shares. . . . . . . . . . . . . . . . . . . 9
               (e)  Approvals. . . . . . . . . . . . . . . . . . . . . . . . .10
               (f)  SEC Reporting Status and Filings.  . . . . . . . . . . . .10
               (g)  Information Provided.  . . . . . . . . . . . . . . . . . .10
               (h)  Litigation.  . . . . . . . . . . . . . . . . . . . . . . .10
               (i)  Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . .10
               (j)  Disclosure.  . . . . . . . . . . . . . . . . . . . . . . .11
               (k)  Inscape Transaction. . . . . . . . . . . . . . . . . . . .11
               (l)  Access to Data.  . . . . . . . . . . . . . . . . . . . . .11

     5.   Post-Closing Covenants and Agreements. . . . . . . . . . . . . . . .11
               (a)  General. . . . . . . . . . . . . . . . . . . . . . . . . .11
               (b)  Employees of the Seller's Business.  . . . . . . . . . . .11
               (c)  Certain Agreements.  . . . . . . . . . . . . . . . . . . .11
               (d)  Reporting Status.  . . . . . . . . . . . . . . . . . . . .11
               (e)  Use of Trimark Interactive Name and Logo.  . . . . . . . .11
               (f)  Holdings Film Library. . . . . . . . . . . . . . . . . . .12
               (g)  Condition to Transfer of Certain Contracts.. . . . . . . .12

     6.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .12
               (a)  Indemnification of Losses. . . . . . . . . . . . . . . . .12
               (b)  Payment. . . . . . . . . . . . . . . . . . . . . . . . . .13
               (c)  Notice of Claims.  . . . . . . . . . . . . . . . . . . . .13
               (d)  Third Party Claims.  . . . . . . . . . . . . . . . . . . .13
               (e)  Disputed Claims. . . . . . . . . . . . . . . . . . . . . .13
               (f)  Surrender of Shares. . . . . . . . . . . . . . . . . . . .13
               (g)  Survival of Representations and Warranties.  . . . . . . .14

     7.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .14
               (a)  Press Releases and Announcements.  . . . . . . . . . . . .14
               (b)  No Third Party Beneficiaries.  . . . . . . . . . . . . . .14
               (c)  Entire Agreement.  . . . . . . . . . . . . . . . . . . . .14
               (d)  Succession and Assignment. . . . . . . . . . . . . . . . .14
               (e)  Counterparts.  . . . . . . . . . . . . . . . . . . . . . .14
               (f)  Headings.  . . . . . . . . . . . . . . . . . . . . . . . .14
               (g)  Notices. . . . . . . . . . . . . . . . . . . . . . . . . .14

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE
                                                                            ----

               (h)  Governing Law. . . . . . . . . . . . . . . . . . . . . . .15
               (i)  Amendments and Waivers.  . . . . . . . . . . . . . . . . .15
               (j)  Expenses.  . . . . . . . . . . . . . . . . . . . . . . . .15
               (k)  Construction.  . . . . . . . . . . . . . . . . . . . . . .16
               (l)  Incorporation of Exhibits and Schedules. . . . . . . . . .16
               (m)  Bulk Transfer Laws.  . . . . . . . . . . . . . . . . . . .16
               (n)  Transfer Taxes.  . . . . . . . . . . . . . . . . . . . . .16
               (o)  Confidentiality of Information.  . . . . . . . . . . . . .16
               (p)  Arbitration. . . . . . . . . . . . . . . . . . . . . . . .16

     Schedule 1     Seller's Products

     Schedule 2     The Acquired Assets and the Assumed Liabilities

     Schedule 3     Exceptions to Representations and Warranties

     Exhibit A      Form of Bill of Sale

     Exhibit B      Form of Agreement of Assumption of Liabilities

     Exhibit C      Form of Registration Rights Agreement

     Exhibit D      Form of Certificate of Designations of Series C Convertible
                    Preferred Stock

     Exhibit E      Audit Rights

                            ASSET PURCHASE AGREEMENT


     Agreement entered into on February 26, 1997, by and between Graphix Zone, Inc., a Delaware corporation (the "BUYER"), and Trimark Holdings, Inc., a Delaware corporation ("HOLDINGS") (but only for purposes of Sections 5(f) and 6(f) of this Agreement) and its majority-owned subsidiary, Trimark Interactive, Inc., a California corporation (the "SELLER").

     This Agreement contemplates a transaction in which the Buyer will purchase certain assets (and assume certain liabilities) of the Seller's Business in return for the consideration described herein.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

1.   DEFINITIONS.

          "ACQUIRED ASSETS" means the following assets of the Seller pertaining to the Seller's Business:

          (a)  All right, title and interest in and to the Seller's Products.

          (b) All Intellectual Property associated with the Seller's Products identified on SCHEDULE 2(A).

          (c) All rights under all agreements with respect to the development or design of the Seller's Products ("TITLE AGREEMENTS") identified on SCHEDULE 2(b).

          (d)  The inventory of the Seller's Business at the Closing Date.

          (e)  The contracts listed on SCHEDULE 2(C).

          (f)  All customer data bases and marketing plans of Seller.

          "ASSUMED CONTRACTS" means the Title Agreements and the contracts identified to in SCHEDULE 2(C) to be assigned to the Buyer.

          "ASSUMED LIABILITIES" means only the following liabilities:

          (a) Liabilities, including royalty and residual payments, under the Assumed Contracts arising after the Closing Date.

          (b) Liabilities pertaining to the Seller's Business arising on or after the Closing Date (but NOT any liabilities that arise out of litigation or claims that are pending or threatened on the Closing Date).

          (c) Liabilities listed on SCHEDULE 2(d) with respect to completion of certain titles.

          "BALANCE SHEET DATE" shall mean December 31, 1996.

          "CLOSING" and "CLOSING DATE" have the meanings set forth in
Section 2(d) below.

          "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

          "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(d) below.

          "INTELLECTUAL PROPERTY" means (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registration and applications for registration thereof, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (f) other proprietary rights, and (g) copies and tangible embodiments there (in whatever form or medium).

          "KNOWLEDGE" means actual knowledge (i) of the senior executives of the Seller, and (ii) of the senior managers of the Seller having responsibility for the subject matter in question.

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice.

          "PARTIES" means the Buyer, Holdings (for purposes of Sections 5(f) and 6(f) only) and Seller.

          "PURCHASE PRICE" has the meaning set forth in Section 2(c) below.

          "SELLER'S BUSINESS" means the Seller's business of designing, developing, manufacturing, marketing and selling electronics entertainment products.

          "SELLER'S PRODUCTS" means those products now offered for sale by the Seller ("EXISTING TITLES"), those products now under development and those products currently planned for development by the Seller ("TITLES IN DEVELOPMENT") which are listed on SCHEDULE 1 hereto. The Seller's Products also include those discontinued products listed on SCHEDULE 1.

2.   BASIC TRANSACTION.

          (a) PURCHASE AND SALE OF THE ACQUIRED ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

          (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligations or liability of the Seller which is not an Assumed Liability. Without limiting the foregoing, the Seller shall not assume or be responsible for any liabilities accrued on the Seller's balance sheet as of the Closing Date.

          (c) PURCHASE PRICE. At the Closing the Buyer shall deliver to the Seller a certificate representing 237,037 shares (the "SHARES") of the Buyer's Series C Convertible Preferred Stock (the "PURCHASE PRICE"). The Shares shall have the rights, privileges, preferences and restrictions set forth in the form of Certificate of Designations of Series C Convertible Preferred Stock attached hereto as EXHIBIT D.

          (d) ROYALTY. The Buyer shall also pay to the Seller a royalty under the following conditions:

               (i) If more than thirty thousand (30,000) units or unit equivalents of the title "Faery Tale Adventure II (aka Halls of the Dead)" are sold into the retail market, the Seller shall be entitled to a royalty of Two Dollars ($2.00) per unit or unit equivalent for all units or unit equivalents sold into the retail market.

               (ii) If more than fifty thousand (50,000) units or unit equivalents of the title "Mag Zone" are sold into the retail market, the Seller shall be entitled to a royalty of Two Dollars ($2.00) per unit or unit equivalent for all units or unit equivalents sold into the retail market.

The royalty shall be paid on the thirtieth (30th) day following the end of the calendar quarter in which the relevant sales threshold is reached, and on the thirtieth (30th) day following the end of each calendar quarter thereafter. Royalty payments shall be accompanied by a report signed by the Buyer's chief financial officer or controller setting forth in reasonable detail how the royalty was calculated. The Seller shall have the audit rights set forth on EXHIBIT E.

          (e) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Snell & Wilmer L.L.P., 1920 Main Street, Suite 1200, Irvine, California at 9:00 a.m. local time on February 26, 1997, or as soon thereafter as practicable, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "CLOSING DATE").

          (f) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer a Bill of Sale for The Acquired Assets in the form attached hereto as EXHIBIT A, (ii) the Buyer will deliver to the Seller the Purchase Price and a document of Assumption of the Assumed Liabilities in the form attached hereto as EXHIBIT B, and (iii) each Party shall deliver to the other all such agreements, documents and instruments contemplated by this Agreement or necessary for the conveyance of the Acquired Assets to the Buyer and the assumption of the Assumed Liabilities by the Buyer.

          (g) ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation of the Purchase Price set forth on SCHEDULE 4 attached hereto.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement and initialed by the Parties.

          (a) ORGANIZATION OF THE SELLER. The Seller and Holdings are corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their incorporation. The Seller is a majority-owned subsidiary of Holdings.

          (b) AUTHORIZATION OF TRANSACTION. The Seller and Holdings have the necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. Without limiting the generality of the foregoing, the Seller and Holdings have taken all corporate and other actions required for the execution, delivery, and performance of this Agreement by the Seller and Holdings and the sale of the Acquired Assets as provided herein. This Agreement constitutes the valid and legally binding obligations of the Seller and Holdings, enforceable in accordance with its terms.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller or Holdings is subject or any provision of the charter or bylaws of the Seller or Holdings or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require a notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which the Seller or Holdings is a party or by which either is bound or to which any of either's assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice would not have a material adverse effect on the Acquired Assets or the ability of the parties to consummate the transactions contemplated by this Agreement.

          (d) FINANCIAL STATEMENTS. The Seller's unaudited financial statements for the fiscal year ended June 30, 1996, and the six months ended December 31, 1996 (collectively, the "Financial Statements") are complete and correct in all material respects, are in accordance with the books and records of the Seller, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that the Financial Statements do not contain the footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial position of the Seller's Business as of each such date and the results of operations for each such period, subject to normal year-end audit adjustments. The Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

          (e) EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE. Since the Balance Sheet Date there has not been (i) any material adverse change in the financial condition of the Seller's Business, (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business with respect to the Seller's Business or (iii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction which with the passage of time would reasonably be expected to result in a material adverse change in the financial condition of the Seller's Business.

          (f) TITLE TO THE ACQUIRED ASSETS. Except with respect to the Assumed Liabilities, the Seller has good title, free and clear of all mortgages, liens, pledges, claims, easements, rights of way, conditions, security interests, or encumbrances, to all of the Acquired Assets, respectively, real and personal, tangible and intangible, to be sold, conveyed, transferred and delivered hereunder. At the Closing, the Buyer will obtain good title to the Acquired Assets, free and clear of all liens, security interests, charges or encumbrances except with respect to the Assumed Liabilities.

          (g) ASSUMED CONTRACTS. The Seller has, in all material respects, performed all obligations required to be performed by it under the Assumed Contracts. To the Knowledge of the Seller, each of the other parties to the Assumed Contracts has, in all material respects, performed all the obligations required to be performed by them to date thereunder. Each Assumed Contract
(i) is valid, binding and enforceable in accordance with its terms, (ii) is in full force and effect with no default or dispute existing or, to the knowledge of the Seller, threatened with respect thereto, and (iii) will not be terminated or otherwise affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 3(g) no consent of third party is required for the assignment of any Assumed Contract to the Buyer. With respect to those Assumed Contracts that are assignable, but require notice of the assignment by the Seller to the other parties, the Buyer either has notified or, immediately following the Closing will notify, the other parties in the manner set forth in those Assumed Contracts.

          (h) INVENTORY. The inventories of the Seller's Business, whether finished goods, work in process or raw materials are all items of a quality and quantity which the Seller reasonably believes to be usable or saleable in the ordinary and usual course of the business, except for inventory items which are obsolete or not usable or saleable in the ordinary course of business which have been written down to an amount not in excess of reasonably anticipated realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried derive from the inventory valuation policy of the Seller which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis.

          (i) TRADE NAMES, TRADEMARKS, MASK WORK RIGHTS, SERVICE MARKS AND COPYRIGHTS. SCHEDULE 2(a) to this Agreement contains a true and complete list of all trade names, trademarks, mask work rights, service marks and copyrights which are applicable to and used by the Seller in the operation of the Seller's Business. SCHEDULE 2(a) includes the following information (to the extent applicable) for each such trade name, trademark, service mark and copyright: date first used, whether or not registered, and registration number. To the Knowledge of the Seller, none of the Seller's Products or any trademarks, trade names, trade secrets or copyrights used by the Seller infringes the trademarks, trade names, trade secrets, copyrights or other proprietary rights of any other party.

          (j) PATENTS AND PATENT RIGHTS. There are no patents, applications for patent or inventions applicable to or used by the Seller in the operation of the Seller's Business. Except as disclosed in SCHEDULE 3(j), to the Knowledge of the Seller, the manufacture, use or sale of the Seller's Products do not violate or infringe on any patent or any proprietary or personal right of any person or firm.

          (k) IDENTIFICATION OF EMPLOYEES AND COMPENSATION. SCHEDULE 3(k) contains a true and complete list of the names and addresses of all employees and consultants of the Seller's Business who are under consideration for possible employment by the Buyer, their position with the Seller's Business, and their salary and other compensation from the Seller as of the date hereof.

          (l) COMPLIANCE WITH LAWS. The Seller's Business has been operated in compliance with all federal, state, local and foreign laws, regulations and orders, the violation of which would have a material adverse effect upon the Seller's Business. All reports and filings required to be made by the Seller with respect to the Seller's Business under foreign, federal, state, and local statutes, laws, regulations, rules, and ordinances relating to health, safety, and protection of the environment have been filed in a timely manner, and no such report or filings are currently required that have not been made.

          (m) CONSENTS. Except as set forth in SCHEDULE 3(m), no approvals or consents of or assignments by any person are necessary in connection with the execution, delivery or performance of this Agreement.

          (n) TAX MATTERS. All taxes, including, without limitation, income, excise, property, sales, transfer, use, franchise, payroll, employees' income withholding and social security taxes imposed or assessed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Seller with respect to the Seller's Business, and all interest, penalties and additions thereon, whether disputed or not, have been paid in full; all tax returns or other documents required to be filed in connection therewith have been accurately prepared and duly and timely filed. No issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Seller in connection therewith. The provisions for taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Seller's Business.

          (o) LITIGATION. Except as set forth in SCHEDULE 3(o), there is no claim, dispute, action, proceeding (including arbitration), suit or appeal, or investigation, at law or in equity, pending (other than those, if any, with respect to which service of process or similar notice has not yet been made and which are not within the Knowledge of the Seller or, to the Knowledge of the Seller, threatened against the Seller or the Seller's Business or involving any of the assets or properties of the Seller before any court, agency, authority, arbitration panel or other tribunal. The Seller is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, and the Seller is not in default with respect to any notice, order, writ, injunction, or decree.

          (p)  ERISA. Except as set for in SCHEDULE 3(p),

               (i) The Seller does not presently maintain, contribute to or have any plan or arrangement that (A) could subject the Seller or the Buyer (under any successor liability theory) to any current or potential multi-employer plan withdrawal liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or (B) is an unfunded or funded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees which is an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, except as required by section 4980B of the Code or sections 601 through 609 of ERISA.

               (ii) With respect to each of the employee benefit plans in which any employee of the Seller's Business participates, the Seller has furnished to the Buyer true and complete copies of (A) the plan documents (including any related trust agreements), and (B) the most recent determination letter received from the Internal Revenue Service, if applicable.

               (iii) The Seller shall be responsible for satisfying the requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA requirements") with respect to any employee of the Business who had a qualifying event prior to the Closing or for any employee of the Seller's Business not otherwise employed by the Buyer after the Closing, to the extent required under the COBRA requirements. The Buyer shall be responsible for satisfying the COBRA requirements for any employee of the Seller's Business employed by the Buyer after the Closing, to the extent required under the COBRA requirements.

          (q) RELATED PARTIES. No officer, director or other affiliate of the Seller, directly or indirectly, is party to any material arrangement affecting the design, development, marketing, distribution or use of the Acquired Assets.

          (r) UNDERLYING DOCUMENTS. Copies of all documents listed or described in the Disclosure Schedule have been furnished or made available to the Buyer. All such documents are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Disclosure Schedule.

          (s) BROKERS' FEES. Neither the Seller nor Holdings has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (t) DISCLOSURE. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Buyer which materially affects adversely or, to the knowledge of the Seller, could reasonably be anticipated to materially affect adversely the Acquired Assets.

          (u) INVESTMENT EXPERIENCE. The Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Buyer so that the Seller is capable of evaluating the merits and risks of its investment in the Buyer and has the capacity to protect its own interests.

          (v) INVESTMENT INTENT. The Seller is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, except that the Seller expects to transfer ten percent (10%) of the Shares to a minority shareholder of the Seller. It understands that the Shares have not been, and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein.

          (w) RULE 144. The Seller acknowledges that the Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the issuer, the resale occurring not less than two (2) years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three (3) month period not exceeding specified limitations.

          (x) ACCESS TO DATA. The Seller has had an opportunity to discuss the Buyer's business, management and financial affairs with its management. The Seller also has had an opportunity to ask questions of officers of the Buyer, which questions were answered to its satisfaction. The Seller understands that such discussions, as well as any written information issued by the Buyer, were intended to describe certain aspects of the Buyer's business and prospects but were not a thorough or exhaustive description. The Seller's decision to enter into the transactions contemplated hereby is based on its own evaluation of the risks and merits of the purchase and the Buyer's proposed business activities. Without limiting the generality of the foregoing, the Seller has had the opportunity to obtain and to review the following documents of the Buyer: (1) Registration Statement on Form S-4 (Registration No. 333-02642) filed with the Securities and Exchange Commission (the "SEC") on March 25, 1996, as amended, (2) Annual Report on Form 10-K for the fiscal year ended June 30, 1996, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996, and December 31, 1996, (4) Current Report on Form 8-K, dated July 15, 1996, and (5) definitive Proxy Statement for its 1996 Annual Meeting of Stockholders, in each case as filed with the SEC. The Seller understands that its investment in the Shares involves a high degree of risk.

          (y) TAX LIABILITY. The Seller has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such tax consequences, the Seller relies solely on such advisors and not on any statements or representations of the Buyer or any of its agents. The Seller understands and agrees that it (and not the Buyer) shall be responsible for any of its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

          (b) AUTHORIZATION OF TRANSACTION. The Buyer has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the actions contemplated hereby will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, bent of indebtedness, security interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (d) CONCERNING THE SHARES. The Shares have been duly authorized and when issued in accordance with this Agreement, and the Common Stock, when issued upon conversion of the Shares, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive rights of any stockholder of the Buyer, as such, to acquire any of the Shares. The Common Stock is listed for trading on the Nasdaq SmallCap Market ("NASDAQ") and (1) the Buyer and the Common Stock meet the criteria for continued listing and trading on Nasdaq; (2) the Buyer has not been notified since January 1, 1994 by the National Association of Securities Dealers, Inc. ("NASD") of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq (except for the notices dated February 22, 1995, March 16, 1995, April 13, 1995, and October 24, 1996, and December 3, 1996, regarding matters which have been rectified) and (3) no suspension of trading in the Common Stock is in effect.

          (e) APPROVALS. No authorization, approval or consent of or filing with any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Buyer is required to be obtained by the Buyer for the issuance and sale of the Shares and the Common Stock issuable upon conversion thereof other than (1) listing of the Common Stock on Nasdaq and (2) the requirements of any applicable blue sky laws. The Buyer has taken all actions necessary for such listing and has satisfied the requirements of all applicable blue sky laws.

          (f) SEC REPORTING STATUS AND FILINGS. The Buyer has timely filed with the SEC all reports and other information required to be filed under Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), except that the Company did not timely file with the SEC either its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, or its Form 10-Q for the quarter ended September 30, 1996. Since June 30, 1996, the Company has not filed any reports or other information with the SEC pursuant to Sections 13(a), 14 and 15(d) of the 1934 Act other than the reports and other information identified in Section 3(x).

          (g) INFORMATION PROVIDED. The information provided by or on behalf of the Buyer to the Seller and referred to in Section 4(f) of this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (h) LITIGATION. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Buyer or any of its subsidiaries, threatened against or affecting the Buyer or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other), results of operations or prospects of the Buyer and its subsidiaries taken as a whole or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Buyer to perform its obligations under, this Agreement or any of such other documents.

          (i) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or Holdings could become liable or obligated.

          (j) DISCLOSURE. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Seller which materially affects adversely or could reasonably be anticipated to materially affect adversely the Shares.

          (k) INSCAPE TRANSACTION. The Buyer has also purchased certain assets from Inscape, a general partnership, pursuant to an Asset Purchase Agreement similar to this Agreement. Other than the assumption of certain liabilities, the only consideration paid to Inscape by the Buyer consisted of shares of the Buyer's Series C Convertible Preferred Stock. Inscape has executed a Registration Rights Agreement in the form attached hereto as EXHIBIT C.

          (l) ACCESS TO DATA. The Buyer has had an opportunity to discuss the Seller's business, management and financial affairs with its management. The Buyer also has had an opportunity to ask questions of officers of the Seller, which questions were answered to its satisfaction. The Buyer understands that such discussions, as well as any written information issued by the Seller, were intended to describe certain aspects of the Seller's business and prospects but were not a thorough or exhaustive description. The Buyer's decision to enter into the transactions contemplated hereby is based on its own evaluation of the risks and merits of the purchase.

5. POST-CLOSING COVENANTS AND AGREEMENTS. The Parties agree as follows with respect to the period following the Closing.

          (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all the sole cost and expense of the requesting Party.

          (b) EMPLOYEES OF THE SELLER'S BUSINESS. The Buyer shall offer employment to those employees of the Seller's Business listed on Schedule 5, effective upon the Closing. The Seller shall retain all liabilities with respect to the termination of its employees.

          (c) CERTAIN AGREEMENTS. At the Closing the Buyer and the Seller shall enter a Registration Rights Agreement in the form attached hereto as EXHIBIT C.

          (d) REPORTING STATUS. So long as the Seller beneficially owns any of the Shares or the Common Stock issuable upon conversion thereof, the Buyer shall timely file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

          (e) USE OF TRIMARK INTERACTIVE NAME AND LOGO. The Buyer shall have the right to use the Trimark Interactive name and logo on new and existing inventory of Existing Titles and

Titles in Development subject to the prior approval of the Seller, which will not be unreasonably withheld.

          (f) HOLDINGS FILM LIBRARY. For a period of three (3) years after the Closing, Holdings will, in good faith, entertain proposals from the Buyer to make interactive entertainment titles from movies owned by Holdings or any of its subsidiaries or affiliated companies.

          (g)  CONDITION TO TRANSFER OF CERTAIN CONTRACTS.

               (i) The Seller agrees that it will use its best efforts to obtain the necessary consents to the assignment of each Assumed Contract which by its terms requires the consent of any of the other contracting parties thereto to an assignment to the Buyer.

               (ii) At the Closing the Buyer may elect to close the transactions contemplated hereby notwithstanding the fact that the Seller may have failed to obtain consents to the transfer of one or more Assumed Contracts which by their terms require the consent of any other contracting party thereto to the assignment thereof to the Buyer. The terms of this paragraph (ii) shall govern the transfer of the benefits of each such Assumed Contract. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that at the Closing the Seller will not assign to the Buyer any Assumed Contract which by its terms requires the consent of any other contracting party thereto unless each consent has been obtained prior to the Closing Date. With respect to each such unassigned Assumed Contract, after the Closing Date the Seller shall continue to deal with the other contracting party(ies) to that Assumed Contract as the prime contracting party and shall use its best efforts to obtain the consent of all required parties to the assignment of such Assumed Contract, but the Buyer shall be entitled to the benefits of such Assumed Contract accruing after the Closing Date to the extent that the Seller may provide the Buyer with such benefits without violating the terms of such Assumed Contract; and the Buyer agrees to perform at its sole expense all of the obligations of the Seller to be performed under such Assumed Contract the benefits of which the Buyer is receiving after the Closing Date.

6.   INDEMNIFICATION.

          (a) INDEMNIFICATION OF LOSSES. The Seller hereby indemnifies the Buyer against Losses (as defined below), and the Buyer hereby indemnifies the Seller against Losses, as set forth in this Section 6. If the Buyer shall have suffered a Loss by reason of (i) the breach of any of the representations or warranties or covenants made by the Seller herein, (ii) any liability or claim arising prior to the Closing with respect to the Seller's Business (except the Assumed Liabilities but including the claims and litigation disclosed on
SCHEDULE 3(o)), or (iii) the Loss or limitation of any license or intellectual property rights by reason of the filing of a bankruptcy proceeding by any licensor of the Seller prior to the Closing, the Buyer shall be indemnified for such Loss by the Seller as set forth in this Section 6; if the Seller shall have suffered a Loss by reason of (iii) the breach of any of the representations or warranties or covenants made by the Buyer herein (iv) the manufacture or sale of the Seller's Products by the Buyer after Closing, or (v) the Assumed Liabilities, the Seller shall be indemnified for such Loss by the Buyer as set forth in Section 6. The party who is requested to provide indemnity is herein referred to as "Indemnitor" and the party requesting indemnity is herein referred to as "Indemnitee." "Loss" shall mean any losses, liabilities, claims, damages and expenses incurred, including, without limitation, penalties, fines, interest, amounts paid in settlement and reasonable fees and disbursements of counsel, and expenses incurred in connection with any investigation, action, suit or proceeding instituted against Indemnitee.

          (b) PAYMENT. At such time as the indemnifiable amount of a Loss as been determined in accordance with this Section 6 (a "Liquidated Claim"), (A) if resulting from a claim made by the Buyer, the Seller shall immediately pay the Buyer the amount of the Liquidated Claim if the Liquidated Claim is described in
Section 6(a)(ii) or shall surrender a portion of the Shares as provided in
Section 6(f) if the Liquidated Claim is described in Section 6(a)(i), or (B) if resulting from a claim made by the Seller, the Buyer shall immediately pay the Seller the amount of the Liquidated Claim, as the case may be. No forbearance of an Indemnitee in demanding payment from an Indemnitor shall act as a waiver of any right of Indemnitee to receive payment from Indemnitor, nor shall it relieve Indemnitor of any obligation to Indemnitee under this Agreement.

          (c) NOTICE OF CLAIMS. In the event Indemnitee has any claim for a Loss (a "Claim"), it will give prompt written notice thereof to Indemnitor, including in such notice a brief description of the facts upon which Claim is based and the amount thereof.

          (d) THIRD PARTY CLAIMS. In the event Indemnitee becomes aware of a Third Party Claim which it believes may result in a Claim (a "Third Party Claim"), Indemnitee shall notify Indemnitor of such Third Party Claim, and Indemnitor shall be entitled, at the expense of Indemnitor, to defend such Third Party Claim.

          (e) DISPUTED CLAIMS. If Indemnitor objects to any Claim or Third Party Claim, it shall give written notice of such objection and brief statement of the grounds of such objection to Indemnitee within twenty (20) business days after notice is received. If no such notice is given, such claim shall be a Liquidated Claim. If such objection is made, Indemnitor and Indemnitee shall meet and use their best efforts to settle the dispute in writing which when resolved shall be a Liquidated Claim. If no such settlement is reached, the parties will submit their dispute to arbitration pursuant to Section 7(p) hereof.

          (f)  SURRENDER OF SHARES

               (i) If the Buyer suffers any Losses described in Section 6(a)(i) hereof, the Buyer's sole and exclusive remedy for Losses shall be the surrender by the Seller of Shares to the Buyer, provided that the Seller shall not be required to surrender, in the aggregate, more than one third of the Shares (subject to appropriate adjustment for stock splits, reverse splits and stock dividends).

               (ii) The Seller shall surrender (and Holdings agrees to cause the Seller to surrender) Shares to the Buyer with respect to Losses described in
Section 6(a)(i) hereof at the rate of one Share for each $3.375 of Liquidated Claim with respect thereto.

               (iii) No surrender of Shares shall be made with respect to Liquidated Claims described in Section 6(a)(i) until the aggregate amount thereof exceeds $100,000, whereupon reduction shall be made for all such Liquidated Claims.

          (g) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth in this Agreement will continue for a period of two (2) years from the date of Closing.

7.   MISCELLANEOUS.

          (a) PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

          (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

          (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given five business days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

               If to the Seller or Holdings:

               Trimark Holdings, Inc.
               2644 30th Street
               Santa Monica, CA 90405
               Attention: Douglas L. Lowell

               Copy to:

               Stroock & Stroock & Lavan
               2029 Century Park East, Suite 1800
               Los Angeles, CA 90067
               Attention: Glenn D. Smith, Esq.

               If to the Buyer:

               Graphix Zone, Inc.
               42 Corporate Park, Suite 200
               Irvine, CA 92606
               Attention: Norman H. Block, President

               Copy to:

               Snell & Wilmer L.L.P.
               1920 Main Street, Suite 1200
               Irvine, CA 92614
               Attention: Gregg Amber, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it any is received by the person for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

          (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Seller and Holdings.

          (j) EXPENSES. Each of the Buyer, the Seller and Holdings will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (k) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Items disclosed in any Schedule shall be deemed to have been disclosed in any other Schedule.

          (m) BULK TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Seller shall indemnify the Buyer for any liability with respect to any such non-compliance.

          (n) TRANSFER TAXES. Any and all sales, use or other transfer taxes arising from the transactions contemplated by this Agreement will be paid by the Buyer.

          (o) CONFIDENTIALITY OF INFORMATION. All information given to a Party by the other Party in connection with this Agreement and designated as "confidential" by the disclosing Party ("Confidential Information") shall be used only for purposes related to the consummation of the transactions contemplated herein, and shall be disclosed to the receiving Party's employees and representatives only on a "need to know" basis in connection with such purposes. If the Closing does not occur for any reason, each Party shall maintain in confidence all Confidential Information of the other Party, shall return to the disclosing Party all tangible embodiments (and all copies) of such Confidential Information and shall not use such Confidential Information for any purpose; provided, that the forgoing restrictions shall not apply to: (a) information which is or which becomes a matter of public knowledge through no act or failure to act of the receiving Party, its representatives or employees,
(b) information which becomes available to the receiving Party from a source not under an obligation of confidentiality to the disclosing Party, or
(c) information which was known to receiving Party prior to its disclosure to the receiving Party by the disclosing Party.

          (p) ARBITRATION. In the event of any dispute arising under this Agreement, the Parties shall first attempt to resolve such dispute by negotiation and mediation, if necessary. If such dispute is not resolved in thirty (30) days, or such longer period as the Buyer and the Seller may agree, the Buyer and the Seller will each select an arbitrator to serve on a three-party arbitration panel and the selected arbitrators will select the third arbitrator. Arbitration under this Agreement will be conducted in Orange County, California pursuant to the rules of the American Arbitration Association. The prevailing party shall be entitled to the costs of arbitration and reasonable outside attorneys' fees. The decision of the arbitrators will be final and binding upon the Buyer, the Seller and Holdings, and shall be enforceable in any court of competent jurisdiction.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                              GRAPHIX ZONE, INC.


                              By:
                                 ---------------------------------------
                                   Norman H. Block, President



                              TRIMARK HOLDINGS, INC.


                              By:
                                 ---------------------------------------

                              Title:
                                    ------------------------------------


                              TRIMARK INTERACTIVE, INC.


                              By:
                                 ---------------------------------------

                              Title:
                                    ------------------------------------